Exhibit 4.22

Dated 13 January 2003

TSAKOS ENERGY NAVIGATION LIMITED

as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

- and -

AEGEAN BALTIC BANK S.A. and

LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE

as Arrangers

- and -

AEGEAN BALTIC BANK S.A.

as Agent

- and -

LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE

as Paying Agent and Security Trustee

LOAN AGREEMENT

relating to

a US$55,000,000 loan facility to finance

two 68,000 dwt product carriers under

construction at Imabari Shipbuilding Co., Ltd.

having Hull Numbers 2160 and 2161

(tbn “MAYA” and “INCA”)

INDEX

Clause		Page

1	INTERPRETATION	1

2	LOAN	16

3	POSITION OF THE LENDERS AND THE MAJORITY LENDERS	16

4	DRAWDOWN	17

5	CURRENCY OPTION	18

6	INTEREST	23

7	INTEREST PERIODS	25

8	DEFAULT INTEREST	26

9	REPAYMENT AND PREPAYMENT	27

10	CONDITIONS PRECEDENT	29

11	REPRESENTATIONS AND WARRANTIES	30

12	GENERAL UNDERTAKINGS	32

13	CORPORATE UNDERTAKINGS	35

14	INSURANCE	38

15	SHIP COVENANTS	43

16	SECURITY COVER	48

17	PAYMENTS AND CALCULATIONS	49

18	APPLICATION OF RECEIPTS	51

19	APPLICATION OF EARNINGS	52

20	EVENTS OF DEFAULT	54

21	FEES AND EXPENSES	58

22	INDEMNITIES	59

23	NO SET-OFF OR TAX DEDUCTION	61

24	ILLEGALITY, ETC	62

25	INCREASED COSTS	63

26	SET-OFF	64

27	TRANSFERS AND CHANGES IN LENDING OFFICES	65

28	VARIATIONS AND WAIVERS	68

29	NOTICES	69

30	SUPPLEMENTAL	70

31	LAW AND JURISDICTION	71

SCHEDULE 1 LENDERS AND COMMITMENTS		73

SCHEDULE 2 DRAWDOWN NOTICE		74

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		76

SCHEDULE 4 TRANSFER CERTIFICATE		79

EXECUTION PAGE		83

THIS LOAN AGREEMENT is made on 13 January 2003

BETWEEN:

(1)	TSAKOS ENERGY NAVIGATION LIMITED, as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	AEGEAN BALTIC BANK S.A., acting through its office at 28 Diligianni Street, 145 62 Kifissia, Greece and LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE, acting through its office at Martensdamm 6, D-24103 Kiel, Federal Republic of Germany, as Arrangers;

(4)	AEGEAN BALTIC BANK S.A., acting through its office at 28 Diligianni Street, 145 62 Kifissia, Greece, as Agent; and

(5)	LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE acting through its office at Martensdamm 6, D-24103 Kiel, Federal Republic of Germany, as Paying Agent and Security Trustee.

WHEREAS:

The Lenders have agreed to make available to the Borrower a loan facility of $55,000,000 divided into 2 equal advances of $27,500,000 each for the purpose of part-financing the acquisition of 2 product carriers of approximately 68,000 deadweight tons currently under construction at Imabari Shipbuilding Co., Ltd., having Builder’s Hull No. S-2160 and S-2161 (tbn “MAYA” and “INCA” respectively).

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Advance” means each of Advance A and Advance B and, in the plural, means both of them;

“Advance A” means an amount of $27,500,000 to be made available by the Lenders to the Borrower in accordance with, and subject to, Clauses 2.3 and 4.2(c) to part-finance the acquisition of “MAYA”;

“Advance B” means an amount of $27,500,000 to be made available by the Lenders to the Borrower in accordance with, and subject to, Clauses 2.3 and 4.2(c) to part-finance the acquisition of “INCA”;

“Affected Lender” has the meaning given in Clause 6.7;

“Agency and Trust Agreement” means the agency and trust agreement executed or to be executed between the Borrower, the Lenders, the Agent, the Paying Agent and the Security Trustee in such form as the Lenders may approve or require;

“Agent” means Aegean Baltic Bank S.A., in its capacity as agent for the Lenders under the Finance Documents, or any successor of it in such capacity appointed under clause 5 of the Agency and Trust Agreement;

“Approved Manager” means, in relation to each Ship, Tsakos Energy Management Limited as manager and Tsakos Shipping & Trading S.A. as sub-manager or, in either case, any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the manager or, as the case may be, the sub-manager of the Ships;

“Arrangers” means, together, Landesbank Schleswig-Holstein Girozentrale and Aegean Baltic Bank S.A.;

“Argosy” means Argosy Insurance Company Ltd., a company incorporated in Bermuda;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	in the case of:

(i)	Advance A, 31 July 2003; and

(ii)	Advance B, 30 November 2003;

(or in either such case, such later date as the Agent may, with the authorisation of all the Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Balloon Instalment” and “Balloon Instalments” have the meaning given in Clause 9.1;

“Borrower” means Tsakos Energy Navigation Limited, a limited liability company incorporated as an exempt company in Bermuda whose registered office is at Mintflower Place, 2nd Floor, 8 Par-la-Ville Road, Hamilton HM08, Bermuda (and includes its successors);

“Borrower’s Group” means the Borrower and each of its subsidiaries;

“Builder” means Imabari Shipbuilding Co., Ltd., a company incorporated in Japan whose principal office is at 4-52, 1-chome, Koura-Cho, Imabari City, Ehime Prefecture, Japan;

“Business Day” means a day on which banks are generally open for business in London, Athens and Kiel and, if on that day a payment or other dealing is due to take place under this Agreement:

(a)	in Dollars, a day on which commercial banks are open in New York City;

(b)	in an Optional Currency (other than Euros), a day on which commercial banks are open in New York City and the principal financial centre of the country of that Optional Currency; and

(c)	in Euros, a Target Day;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Contractual Currency” has the meaning given in Clause 22.5;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party” means the Agent, the Paying Agent, the Security Trustee, either Arranger or any Lender, whether as at the date of this Agreement or at any later time;

“Distribution” means the declaration or payment of any dividend of any kind (other than by way of stock or shares in the Borrower or similar instruments) or the making of any distribution (other than by way of stock or shares in the Borrower or similar instruments) on any of its stock or shares;

“Dollar Spot Rate of Exchange” means, in relation to Dollars and in respect of any Interest Period, the Paying Agent’s spot rate of exchange for the purchase in the London Interbank Market or, as the case may be, the European Interbank Market of Dollars with an Optional Currency at or about 11.00 a.m. (London time) on the Quotation Date for the relevant Interest Period.

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner of that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to the Owner of that Ship or the Security Trustee in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under Insurances in relation to that Ship in respect of loss of earnings; and

(c)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in relation to each Ship, an account in the name of the Owner of such Ship with the Paying Agent in Kiel designated “[name of Ship]-Earnings Account” or any other account (with that or another office of the Paying Agent) which is designated by the Paying Agent as the Earnings Account in relation to that Ship for the purposes of this Agreement and, in the plural, means both of them;

“Earnings Account Pledge” means, in relation to each Earnings Account, a pledge of that Earnings Account executed or to be executed by the relevant Owner in favour of the Lenders in such form as the Lenders may approve or require and, in the plural, means both of them;

“EMU Legislation” means legislative measures of the Council of the European Union for the introduction of, changeover to, or operation of, a single or unified European currency being part of the implementation of the Third Stage;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident;

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to each Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Owner of that Ship and/or any operator or manager of it is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Owner of that Ship and/or any operator or manager of that Ship is at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“EURIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Euros for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the appropriate page of the Reuters Monitor Money Rates Service at or about 11.00 a.m. (Brussels time) on the Quotation Date for that Interest Period; or

(b)	if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Lender as the rate at which deposits in Euros are offered to that Lender by leading banks in the European Interbank Market at that Lender’s request at or about 11.00 a.m. (Brussels time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Euro” and “Euros” means, for the time being, the single currency of Participating Member States as provided in the EMU Legislation;

“European Interbank Market” means the interbank market for Euros operating in Participating Member States;

“Event of Default” means any of the events or circumstances described in Clause 20.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Guarantees;

(c)	the Agency and Trust Agreement;

(d)	the Mortgages;

(e)	the General Assignments;

(f)	the Retention Account Pledge;

(g)	the Earnings Account Pledges;

(h)	the Reinsurances Assignments; and

(i)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, either Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrower’s Group, each period of 1 year commencing on 1 January in respect of which its audited accounts are or ought to be prepared;

“General Assignment” means, in relation to each Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship executed or to be executed by the relevant Owner in favour of the Security Trustee in such form as the Lenders may approve or require and, in the plural, means both of them;

“Guarantee” means, in relation to each Owner, a guarantee by that Owner of the Borrower’s liabilities under this Agreement and the other Finance Documents executed or to be executed by the relevant Owner in favour of the Security Trustee in such form as the Lenders may approve or require and, in the plural, means both of them;

“Insurances” means, in relation to each Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 7;

“ISM Code” means, in relation to its application to the Approved Manager, each Owner, the Ship owned by that Owner and its operation:

(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in relation to each Ship:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain that Ship’s compliance or the compliance of the Owner of that Ship with the ISM Code which the Agent may require;

“ISM SMS” means, in relation to each Ship, the safety management system for that Ship which is required to be developed, implemented and maintained by the Owner of that Ship under the ISM Code;

“Japanese Yen” means the lawful currency for the time being of Japan;

“Lender” means, subject to Clause 27.6:

(a)	a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 27.14) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a Transfer Certificate;

(and includes their respective successors);

“LIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars or, as the case may be, the relevant Optional Currency for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the appropriate page of the Reuters Monitor Money Rates Service at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars or, as the case may be, the relevant Optional Currency); or

(b)	if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Lender as the rate at which deposits in Dollars or, as the case may be, the relevant Optional Currency are offered to that Lender by leading banks in the London Interbank Market at that Lender’s request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to each Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before an Advance has been made, Lenders whose Commitments total 75 per cent. of the Total Commitments; and

(b)	after an Advance has been made, Lenders whose Contributions total 75 per cent. of the Loan;

“Margin” means, in relation to that part of an Advance which is constituted by the repayment instalments specified in Clause 9 (other than the relevant Balloon Instalment), 1.25 per cent. per annum and, in relation to that part of such Advance constituted by the relevant Balloon Instalment, 1.375 per cent. per annum;

“Mortgage” means in relation to each Ship, a first preferred Greek mortgage on that Ship executed or to be executed by the relevant Owner in favour of the Lenders, in each case to be in such form as the Lenders may approve or require and, in the plural, means both of them;

“Negotiation Period” has the meaning given in Clause 6.10;

“Net Income” means in relation to each Financial Year of the Borrower the aggregate income of the Borrower’s Group appearing in the annual audited financial statements of the Borrower’s Group for such Financial Year less the aggregate of:

(a)	the amounts incurred by the Borrower’s Group during such Financial Year as expenses of their business (including, without limitation, vessel and voyage expenses, commissions, vessel running expenses (including, but not limited to voyage, operating, repair, insurance, victualling and other related expenses), management fees, Board of Directors fees and general and administration expenses);

(b)	depreciation, amortisation and interest expense;

(c)	taxes; and

(d)	other items charged to the Borrower’s consolidated profit and loss account for the relevant Financial Year;

“Optional Currency” means any one of Euro, Japanese Yen or Swiss Francs Provided that such currency is for the time being freely transferable, freely convertible into Dollars and dealt in on the London Interbank Market or, as the case may be, the European Interbank Market;

“Original Dollar Amount” means the amount in Dollars which would have been outstanding if the relevant Advance had first been drawn in and had remained denominated in Dollars, reduced as may be appropriate from time to time by repayments and/or prepayments and in accordance with Clause 5;

“Owner” means in relation to, “MAYA”, Status Fame S.A. (“Status”) and, in relation to “INCA”, Magnum Faith S.A. (“Magnum”), each a company incorporated in Panama whose registered office is at Calle 53, Urbanizacion Obarrio Torre Swiss Bank, Piso 16, Panama City, Panama and, in the plural, means both of them;

“Participating Member State” means each state so described in any EMU Legislation;

“Paying Agent” means Landesbank Schleswig-Holstein Girozentrale or any successor of it in such capacity appointed under Clause 5 of the Agency and Trust Agreement;

“Payment	Currency” has the meaning given in Clause 22.5;

“Pertinent	Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document):

(a)	in the case of deposits in Dollars or an Optional Currency (other than Euros), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the relevant currency to which such rate is to be determined for delivery on the first day of that Interest Period or other period; and

(b)	in the case of deposits in Euros, the Target Day on which quotations would ordinarily be given by leading banks in the European Interbank Market for deposits in Euros for delivery on the first day of that Interest Period or other period;

“Reference Rate” means:

(a)	in relation to an Advance denominated wholly in Dollars or partly in Dollars and partly in an Optional Currency (other than Euros), LIBOR; and

(b)	in relation to a Tranche denominated in Euros, EURIBOR;

“Reinsurances Assignment” means, in respect of each Ship which is insured through Argosy, an assignment of the policies and contracts of reinsurances entered into by Argosy with certain underwriters and insurance companies relating to cover for such Ship, to be executed by Argosy in favour of the Security Trustee in an agreed form;

“Relevant Person” has the meaning given in Clause 20.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 9;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the name of the Borrower with the Paying Agent in Kiel designated “Tsakos Energy Navigation Limited-Retention Account”, or any other account (with that or another office of the Paying Agent which is designated by the Paying Agent as the Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means a pledge of the Retention Account executed or to be executed by the Borrower in favour of the Lenders in such form as the Lenders may approve or require;

“Secured Liabilities” means all liabilities which the Borrower, the Owners, the other Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgement relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Cover Ratio” means the ratio which is determined, at any time, by comparing the aggregate of the amounts referred to in paragraphs (a) and (b) of Clause 16.1 against the Loan;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A;

but this definition does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each of the Owners and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties, the Lenders and the other Creditor Parties (which notice the Agent shall give when the conditions set out below are satisfied) that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 21, 22 or 23 or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means Landesbank Schleswig-Holstein Girozentrale, in its capacity as security trustee for the Lenders under the Finance Documents, or any successor of it in such capacity appointed under clause 5 of the Agency and Trust Agreement;

“Ship” means each of:

(a)	the product carrier tanker vessel of approximately 39,200 gross registered tons and approximately 68,000 deadweight tons currently being constructed by the Builder, and to be purchased by Status under the relevant Shipbuilding Contract which is currently designated Imabari Hull S-2160 and upon delivery to be registered in the ownership of Status under an Approved Flag (“MAYA”);

(b)	the product carrier tanker vessel of approximately 39,200 gross registered tons and approximately 68,000 deadweight tons currently being constructed by the Builder, and to be purchased by Magnum under the relevant Shipbuilding Contract which is currently designated Imabari Hull S-2161 and upon delivery to be registered in the ownership of Magnum under an Approved Flag (“INCA”);

and, in the plural, means both of them;

“Shipbuilding Contracts” means, together, the contract dated 15 June 2001 entered into between the Builder and Status in respect of the design, construction and sale of “MAYA” and the contract dated 15 June 2001 entered into between the Builder and Magnum in respect of the design, construction and sale of “INCA” and, in the singular, means either of them;

“Spot Rate of Exchange” means, in relation to an Optional Currency and in respect of any Interest Period, the Paying Agent’s spot rate of exchange for the purchase in the London Interbank Market or, as the case may be, the European Interbank Market, of that Optional Currency with Dollars at or about 11.00 a.m. (London Time) on the Quotation Date for the relevant Interest Period;

“Swiss Francs” means the lawful currency for the time being of the Swiss Federation;

“Target Day” means a day on which the Trans-european Automated Real time Gross settlement Express Transfer system is open, which is, at the date of this Agreement, any day (other than a Saturday or Sunday) other than Christmas Day and New Year’s Day;

“Third Stage” means the third stage of European economic and monetary union pursuant to the Treaty on European Union;

“Total Commitments” means the aggregate of the Commitments of all the Lenders;

“Total Loss” means, in relation to each Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal; and

(d)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless she is within 30 days redelivered to the full control of the Owner of that Ship;

“Total	Loss Date” means, in relation to each Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner of that Ship with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Tranche” means such part of each Advance requested by, and made available to, the Borrower and/or continued in an Optional Currency or in Dollars;

“Transfer Certificate” has the meaning given in Clause 27.2;

“Treaty on European Union” means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty of 7 February 1992;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement; and

“USGAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 14, approved in writing by the Agent, with the authorisation of the Majority Lenders;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means, in relation to each Ship, (i) the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which that Ship is assessed for the purpose of such claims exceeding her hull and machinery insured value and (ii) collision liabilities not recoverable in full under the applicable hull and machinery insurance by reason of such liabilities exceeding such proportion of the insured value of that Ship as is covered thereunder;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to each Ship, all insurances effected, or which the Owner of that Ship is obliged to effect, under Clause 14 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including, but not limited to, pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or Clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes all risks referred to in the Institute Time Clauses (Hulls) (1/10/83) and (1/11/95) including, but not limited to, the risk of mines, blocking and trapping, missing vessel, confiscation and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation.

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(iii)	words denoting the singular number shall include the plural and vice versa; and

(iv)	where a determination or opinion is stated to be “conclusive” it shall be binding on the relevant party save for manifest error;

(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)	The clause headings shall not affect the interpretation of this Agreement.

2	LOAN

2.1	Amount of Loan. Subject to the other provisions of this Agreement, the Lenders shall make a loan facility of $55,000,000 available to the Borrower.

2.2	Lenders’ participations in Advances. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advances. The Borrower undertakes with each Creditor Party to use each Advance only for the purposes stated in the Recital to this Agreement.

3	POSITION OF THE LENDERS AND THE MAJORITY LENDERS

3.1	Interests of Lenders several. The rights of the Lenders under this Agreement are several; accordingly each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement without joining the Agent, the Paying Agent, the Security Trustee or any other Lender as additional parties in the proceedings.

3.2	Proceedings by individual Lender. However, without the prior consent of the Majority Lenders, a Lender may not bring proceedings in respect of:

(a)	any other liability or obligation of the Borrower or a Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by the Borrower or a Security Party in or connected with a Finance Document.

3.3	Obligations of Lenders several. The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrower, any Security Party or any other Lender being discharged (in whole or in part)

from its obligations under any Finance Document;

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

3.4	Parties bound by certain actions of the Majority Lenders. Every Lender, the Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Majority Lenders to the Agent, the Paying Agent or the Security Trustee under or in connection with any Finance Document;

(c)	any action taken (or in good faith purportedly taken) by the Agent, the Paying Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent. However, the Borrower and each Security Party:

(a)	shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction. In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1	Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	each Advance shall be made available in a single amount and any amount undrawn under an Advance shall be cancelled and may not be borrowed by the Borrower at a later date;

(c)	each Advance shall be in the amount of $27,500,000 (or such lesser amount as the Borrower may request); and

(d)	the aggregate amount of the Advances shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Paying Agent that it has received a Drawdown Notice and the Paying Agent shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period relative to such Advance.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a duly authorised person on behalf of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting with the authorisation of the Majority Lenders.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Paying Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6	Disbursement of Advances. Subject to the provisions of this Agreement the Paying Agent shall, on and with value on each Drawdown Date, pay to the Borrower the amounts which the Paying Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	as to an amount equal to the lesser of (A) the delivery instalment payable pursuant to Article II, paragraph 4(d) of the relevant Shipbuilding Contract and (B) the amount of the Advance actually made available to the Borrower, to an account of the Builder nominated by the Borrower in accordance with the relevant Shipbuilding Contract but subject to such conditions or restrictions as the Agent may reasonably impose; and

(b)	as to the balance of the relevant Advance, to such account as the Borrower may specify in the relevant Drawdown Notice; and

(c)	in the like funds as the Paying Agent received the payments from the Lenders.

5	CURRENCY OPTION

5.1	Notice of Optional Currency. Subject to the following provisions of this Clause 5 and the other provisions of this Agreement, the Borrower may elect that (i) a Tranche not exceeding 50 per cent. of an Advance or (ii) the whole of an Advance which does not exceed 50 per cent. of the Loan be denominated in an Optional Currency during an Interest Period applicable to that Tranche or, as the case may be, Advance by ensuring that the Agent and the Paying Agent receive, not later than 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period, a notice specifying the Optional Currency in which the Borrower wishes such Tranche or, as the case may be, Advance to be denominated during the Interest Period and the amount (in Dollars) to be denominated in such Optional Currency Provided always that:

(a)	an Advance may, at any time, be divided in up to a maximum of 2 Tranches, of which only 1 may be denominated in an Optional Currency;

(b)	the Borrower may elect to denominate the whole of an Advance in one Optional Currency if that Advance does not exceed 50 per cent. of the Loan and in such circumstances the other Advance shall be wholly denominated in Dollars;

(c)	no Event of Default or Potential Event of Default shall have occurred or be continuing; and

(d)	the Lenders are satisfied that funds in the Optional Currency requested by the Borrower are available to them in the normal course of business for the duration of the Interest Period.

5.2	Failure to give notice. If the Borrower fails to give a notice in accordance with, and by the time mentioned in Clause 5.1 for any applicable Interest Period, the whole of the relevant Advance shall be denominated in Dollars for the Interest Period.

5.3	Paying Agent to notify the Lenders. The Paying Agent shall notify the Lenders, promptly upon receiving a notice under Clause 5.1, of the Optional Currency requested by the Borrower in such notice.

5.4	Objection by a Lender to requested Optional Currency. If, after the Borrower has requested that a Tranche or an Advance be denominated in an Optional Currency during an Interest Period, any Lender notifies the Paying Agent by 11.00 a.m. (London time) on the Business Day falling immediately prior to the commencement of the Interest Period that it is unable to fund itself in the Optional Currency requested by the Borrower, the whole of the relevant Advance shall be denominated in Dollars for the Interest Period.

5.5	Initial advance in an Optional Currency. If a Tranche or an Advance is to be made available in an Optional Currency for the first Interest Period applicable to an Advance, the Lenders will make available to the Borrower in accordance with Clause 2.2 an amount determined by converting into that Optional Currency the Original Dollar Amount of the Tranche or, as the case may be, the Advance at the Spot Rate of Exchange applicable to the Interest Period.

5.6	Continuation of a Tranche/Advance in the same Currency. If a Tranche or an Advance is to be continued during an Interest Period (the “succeeding Interest Period”) in the same Optional Currency in which it was denominated during the preceding Interest Period (the “preceding Interest Period”):

(a)	the Borrower shall make any repayment or prepayment of all or any part of the Tranche or, as the case may be, the Advance to be made under Clause 9 at the time;

(b)	if the relevant Optional Currency has appreciated in value against the Dollar:

(i)	the Paying Agent shall determine the amount in the relevant Optional Currency of the Tranche or, as the case may be, the Advance during the succeeding Interest Period by converting into the relevant Optional Currency the Original Dollar Amount of the Tranche or the Advance on the basis of the Spot Rate of Exchange applicable to the succeeding Interest Period; and

(ii)	the Borrower shall repay to the Paying Agent for the account of the Lenders the amount by which the amount in the relevant Optional Currency of the Tranche or, as the case may be, the Advance during the preceding Interest Period exceeds the amount in the Optional Currency of the Tranche or the Advance during the succeeding Interest Period;

(c)	if the relevant Optional Currency is the same, or has depreciated in value against the Dollar, the Lenders shall not be obliged to advance to the Borrower any further monies and:

(i)	the Paying Agent shall determine the amount which shall continue to be made available to the Borrower in the relevant Optional Currency in the succeeding Interest Period (the “continuing balance”) by converting into Dollars the amount in the relevant Optional Currency of the Tranche or, as the case may be, the Advance on the basis of the Dollar Spot Rate of Exchange applicable to the succeeding Interest Period; and

(ii)	the difference between the continuing balance so determined and the Original Dollar Amount of the Tranche or, as the case may be, the Advance may not be reborrowed in any circumstances.

5.7	Payment of difference at end of Interest Period. No payment of any difference shall be made by the Borrower under Clause 5.6(b) unless at the time the calculation referred to in Clause 5.6(b) is made the amount of the Loan in Dollars (which shall be determined by converting any Tranches or any Advance denominated in an Optional Currency into Dollars at the Dollar Spot Rate of Exchange applicable to the relevant Interest Period and, if any Tranches are denominated in an Optional Currency, aggregating such Tranches with any Tranches at that time denominated in Dollars or, if an Advance is denominated in an Optional Currency, aggregating such Advance with the other Advance at that time denominated in Dollars) exceeds the Original Dollar Amount of the Loan by more than 5 per cent. Provided that if any notional credit balance exists in the Paying Agent’s memorandum referred to in Clause 5.11, this credit balance (or any part thereof) shall first be used in making any payment under Clause 5.6(b) and only after such credit balance has been extinguished shall the Borrower be required to make an actual payment to the Paying Agent under Clause 5.6(b).

5.8	Payment of difference during Interest Period. If and so often as at any time during an Interest Period during which a Tranche or, as the case may be, an Advance is denominated in an Optional Currency the Paying Agent shall determine that, at the current spot rate of exchange for the purchase of Dollars with the Optional Currency, the amount of the relevant Tranche when aggregated with all other Tranches (and, if any other Tranche is at that time denominated in the relevant Optional Currency, the Paying Agent shall also notionally convert that Tranche into Dollars at the current spot rate of exchange for the purchase of Dollars with the Optional Currency) or, as the case may be, the amount of the relevant Advance when aggregated with the other Advance, is greater than 105 per cent. of the Original Dollar Amount of the Loan (for the purposes of this Clause 5.8, the “excess”) the Borrower shall, within 10 Business Days’ of notice from the Agent to such effect, pay to the Retention Account (for the account of the Lenders) an amount in the Optional Currency equal to the excess (but taking account of any moneys already paid pursuant to this Clause 5.8 and not then applied as referred to below and any notional credit balance in the Paying Agent’s referred to in Clause 5.11 which may be used to reduce (either wholly or partially) the excess). Amounts paid pursuant to this Clause 5.8 shall be retained by the Paying Agent and applied on the last day of each Interest Period in respect of the whole of the relevant Tranche or Advance and on each Repayment Date in or towards satisfaction of the Borrower’s actual obligation to make a payment in accordance with Clause 5.7.

5.9	Continuation of a Tranche/Advance in a different Currency. If a Tranche or, as the case may be, an Advance is to be continued during an Interest Period (the “succeeding Interest Period”) in a different currency from that in which it was denominated during the preceding Interest Period (the “preceding Interest Period”):

(a)	the Tranche or, as the case may be, the Advance shall be repaid at the end of the preceding Interest Period in the currency in which it is then denominated;

(b)	conditional upon the repayment required by paragraph (a) and subject to the other provisions of this Agreement, the relevant Tranche or Advance shall be re-advanced forthwith on terms that:

(i)	if the Tranche or, as the case may be, the Advance is to be denominated in Dollars during the succeeding Interest Period, the Lenders shall make available to the Borrower in accordance with Clause 2.2 an amount in Dollars (the “relevant Dollar amount”) determined by converting into Dollars the amount of the relevant Tranche or Advance in the currency in which it is then denominated on the basis of the Dollar Spot Rate of Exchange applicable to the succeeding Interest Period;

(ii)	if the relevant Tranche or Advance is to be denominated in another Optional Currency during the succeeding Interest Period, the Lenders shall make available to the Borrower in accordance with Clause 2.2 an amount in the other Optional Currency determined by converting into that other Optional Currency the relevant Dollar amount on the basis of the Spot Rate of Exchange applicable to the succeeding Interest Period;

Provided that the relevant Dollar amount to be re-advanced pursuant to sub-paragraphs (i) and (ii) shall in no circumstances exceed the Original Dollar Amount of the relevant Tranche or the Advance; and

(iii)	if the relevant Dollar amount is less than the Original Dollar Amount of the relevant Tranche or Advance the difference may not be reborrowed in any circumstances;

(c)	the Lenders may, with value on the first day of the succeeding Interest Period, apply a sum equal to the amount (determined as aforesaid) to be advanced (or, as the case may be, so much of that amount as may be necessary) in purchasing an amount in the currency in which the relevant Tranche or Advance is then outstanding sufficient to make the repayment (or so much of the repayment as can be purchased with the amount to be advanced on that date) and shall on receipt thereof apply the amount so purchased in or towards the repayment;

(d)	(without prejudice to the other provisions of this Clause 5) if:

(i)	after the purchase and application referred to in Clause 5.9(c) any moneys remain owing to the Lenders or any moneys remain to be advanced to the Borrower by the Lenders on that date in respect of the relevant Tranche or Advance; or

(ii)	for any reason the application is not or cannot be effected on that date,

the Agent shall promptly notify the Borrower of the fact and of the amount so owing or to be advanced and the Borrower shall forthwith pay the amount to the Paying Agent for the account of the Lenders or (as the case may be), and so long as no Event of Default has occurred and is continuing, the Lenders shall forthwith in accordance with Clause 2.2 advance the amount to the Borrower; and

(e)	the Borrower shall indemnify each Lender on demand against all costs, expenses, liabilities and losses sustained or incurred as a result of or in connection with the operation of this Clause 5.9.

5.10	Reduction in Original Dollar Amount. Any reduction in an Advance below its Original Dollar Amount arising as a result of this Clause 5 shall be applied in inverse order of maturity on the final Repayment Date (or, if earlier, on the date on which the Borrower makes a prepayment which shall repay in full the relevant Advance or on the Repayment Date on which the amount of the reduction is sufficient to repay in full all repayment instalments of that Advance then outstanding (including, without limitation, the relevant Balloon Instalment)) to reduce firstly, the Balloon Instalment of the relevant Advance and thereafter any repayment instalments of that Advance then outstanding.

5.11	Memorandum of Account. The Paying Agent shall maintain a memorandum of account which shall, at the end of each Interest Period in which a Tranche or an Advance is denominated in an Optional Currency, be completed with the difference (the “balancing amount”) between:

(a)	the amount of the Tranche or Advance in the relevant Optional Currency in that Interest Period (reduced to take account of any repayment or prepayment which is required to be made at the end of that Interest Period) when converted into Dollars at the Dollar Spot Rate of Exchange applicable to the next Interest Period; and

(b)	the Original Dollar Amount of such Tranche or Advance.

Each balancing amount shall be aggregated with all other previous balancing amounts and any credit balance on the Paying Agent’s memorandum of account may be used to meet the obligation of the Borrower to make payments under Clauses 5.7 and 5.8. If any credit balance is so used, the Paying Agent shall make a corresponding adjustment to its memorandum of account.

5.12	Interpretation. In this Clause 5, “Original Dollar Amount of a Tranche” and “Original Dollar Amount of the Tranche” shall mean, at any time, an amount in Dollars which is determined by subtracting from the Original Dollar Amount of the

Advance of which the Tranche forms a part the amount, at the relevant time, of the other Tranche (denominated in Dollars) which forms a part of the same Advance.

6	INTEREST

6.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Tranche in respect of each Interest Period applicable to it shall be paid by the Borrower on the last day of that Interest Period.

6.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Tranche in respect of an Interest Period applicable to it shall be the aggregate of the applicable Margin and the Reference Rate for that Interest Period.

6.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months (if agreed by the Lenders in their discretion (in the case of an Interest Period longer than 6 months)), accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

6.4	Notification of Interest Periods and rates of normal interest. The Paying Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period;

as soon as reasonably practicable after each is determined.

6.5	Obligation of Lenders to quote. Each Lender shall use all reasonable efforts to supply any quotation required of it for the purposes of fixing a rate of interest under this Agreement.

6.6	Absence of quotations by Lenders. If any Lender fails to supply a quotation when required, the Paying Agent shall determine the relevant Reference Rate on the basis of the quotations supplied by the other Lender or Lenders; but if at least half of the total number of Lenders at any time fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 6.

6.7	Market disruption. The following provisions of this Clause 6 apply if a Tranche is to be denominated in Dollars and:

(a)	no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service and at least half of the total number of Lenders at any time do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Paying Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if an Advance has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Paying Agent that LIBOR fixed by the Paying Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for an Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Paying Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars or, as the case may be, the relevant Optional Currency in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

6.8	Notification of market disruption. The Paying Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 6.7 which have caused its notice to be given.

6.9	Suspension of drawdown. If the Paying Agent’s notice under Clause 6.8 is served on the Borrower before an Advance is made:

(a)	in a case falling within paragraphs (a) or (b) of Clause 6.7, the Lenders’ obligations to make, and the Borrower’s obligation to borrow, that Advance; and

(b)	in a case falling within paragraph (c) of Clause 6.7, the Affected Lender’s obligation to participate in the Advance;

shall be suspended while the circumstances referred to in the Paying Agent’s notice continue.

6.10	Negotiation of alternative rate of interest. If the Paying Agent’s notice under Clause 6.8 is served on the Borrower after an Advance is made, the Borrower, the Paying Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Paying Agent serves its notice under Clause 6.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

6.11	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

6.12	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Paying Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or, as the case may be, the relevant Optional Currency, or in any available currency of their or its Contribution plus the applicable Margin; and the procedure provided for by this Clause 6.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Paying Agent.

6.13	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Paying Agent under Clause 6.12, the Borrower may give the Agent not less than 5 Business Days’ notice of its intention to prepay.

6.14	Prepayment; termination of Commitments. A notice under Clause 6.13 shall be irrevocable; the Paying Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Paying Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin and, if the prepayment or repayment is not made on the last day of the interest period set by the Paying Agent, any sums payable under Clause 22.1(b).

6.15	Application of prepayment. The provisions of Clause 9 shall apply in relation to the prepayment.

7	INTEREST PERIODS

7.1	Commencement of Interest Periods. The first Interest Period applicable to a Tranche shall commence on the Drawdown Date for that Tranche and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

7.2	Duration of normal Interest Periods. Subject to Clauses 7.3 and 7.4, each Interest Period shall be:

(a)	1, 3 or 6 months as notified by the Borrower to the Paying Agent not later than 11.00 a.m. (London time) 2 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrower fails to notify the Paying Agent by the time specified in paragraph (a) above; or

(c)	such other period as the Paying Agent may, with the authorisation of all the Lenders, agree with the Borrower,

Provided that all Interest Periods applicable to Tranches of the same Advance shall be of the same duration.

7.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 9 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

7.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected (and the Lenders have agreed) an Interest Period longer than 6 months, any Lender notifies the Paying Agent:

(a)	in the case of a Tranche to be denominated in Dollars or an Optional Currency (other than Euros), by 11.00 a.m. (London time) on the third Business Day before the commencement of that Interest Period, that it is not satisfied that deposits in the relevant currency for a period equal to that Interest Period will be available to it in the London Interbank Market when that Interest Period commences; and

(b)	in the case of a Tranche to be denominated in Euros, by 11.00 a.m. (Brussels time) on the third Business Day before the commencement of that Interest Period, that it is not satisfied that deposits in Euros for a period equal to that Interest Period will be available to it in the European Interbank Market when that Interest Period commences;

that Interest Period shall be of a duration of 6 months.

8	DEFAULT INTEREST

8.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 8 on any amount payable by the Borrower under any Finance Document which the Agent, the Paying Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 20.4, the date on which it became immediately due and payable.

8.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Paying Agent to be 1 per cent plus:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 8.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 8.3.

8.3	Calculation of default rate of interest. The rates referred to in Clause 8.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it); and

(b)	the applicable Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Paying Agent may select from time to time:

(i)	the Reference Rate; or

(ii)	if the Paying Agent (after consultation with all the Lenders) determines that deposits of the currency in which the overdue amount is denominated for any such period are not being made available to any Lender by leading banks in the London Interbank Market or, as the case may be, the European Interbank Market in the ordinary course of business, a rate from time to time determined by the Paying Agent by reference to the cost of funds to the Lender from such other sources as the Agent (after consultation with all the Lenders) may from time to time determine.

8.4	Notification of interest periods and default rates. The Paying Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Paying Agent under Clause 8.3 and of each period selected by the Paying Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Paying Agent’s notification.

8.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause 8 shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Paying Agent for the account of the Creditor Party to which the overdue amount is due.

8.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

9	REPAYMENT AND PREPAYMENT

9.1 Amount of repayment instalments. The Borrower shall repay each Advance by:

(a)	20 consecutive 6-monthly instalments in the amount of $1,000,000 each; and

(b)	together with the twentieth such instalment, a balloon instalment in the amount of $7,500,000 each a “Balloon Instalment” and, together, the “Balloon Instalments”)

Provided that if the amount of either Advance drawndown is less than $27,500,000, then the relevant Balloon Instalment and each repayment instalment applicable to that Advance shall be reduced pro rata by an amount in aggregate equal to such undrawn amount.

9.2	Repayment Dates. The first repayment instalment for each Advance shall be repaid on the date falling 6 months after the Drawdown Date relative to that Advance, each subsequent repayment instalment shall be repaid at 6-monthly intervals thereafter and the last instalment together with the relevant Balloon Instalment shall be repaid on the date falling on the tenth anniversary of the Drawdown Date relative to that Advance.

9.3	Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Paying Agent for the account of the Creditor Parties all other sums (if any) then accrued or owing under any Finance Document.

9.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.

9.5	Conditions for voluntary prepayment. The conditions referred to in Clause 9.6 are that:

(a)	a partial prepayment shall be $500,000 or a multiple of $500,000;

(b)	the Agent and the Paying Agent have received from the Borrower at least 30 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrower has provided evidence satisfactory to the Paying Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force.

9.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

9.7	Notification of notice of prepayment. The Agent shall notify the Paying Agent and the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 9.5(c).

9.8	Mandatory prepayment. The Borrower shall be obliged to prepay the relevant proportion of the Loan if a Ship is sold or becomes a Total Loss or the Mortgage on that Ship is discharged pursuant to Clause 9.8(c):

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of that Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or

(c)	in the case the Mortgage on that Ship is discharged (other than in the circumstances referred to in paragraph (a) above and where the Borrower and the Security Parties have discharged all their obligations under the Finance Documents), on or before the date on which the Mortgage is discharged and in this Clause 9.8 “relevant proportion” means, in relation to each Ship, such amount which, after giving credit to the prepayment, results in the Security Cover Ratio being equal to the higher of (a) the Security Cover Ratio maintained immediately prior to the prepayment referred to in this Clause 9.8 and (b) the ratio referred to in Clause 16.1 save that (i) the relevant proportion shall not be less than the amount required to repay in full the Advance which has been used to part-finance the relevant Ship and (ii) if, at any time, only one Ship is subject to a Mortgage and that Ship is sold or becomes a Total Loss or the Mortgage on that Ship is discharged, the term “relevant proportion” shall be construed to mean an amount which is sufficient to repay all amounts then outstanding under this Agreement and the Finance Documents.

Subject to no Event of Default (or an event which with the lapse of time or subject to the giving of notice would constitute an Event of Default) being in occurrence or continuing at the time a prepayment is made under this Clause 9.8, any balance arising from the sale or Total Loss proceeds of a Ship which is sold or becomes a Total Loss after the prepayment required by this Clause 9.8 has been made shall be released to the Borrower or to such other person (including, without limitation, the relevant Owner) as the Borrower may direct.

9.9	Application of partial prepayment. Each partial prepayment shall be applied:

(a)	if made pursuant to Clause 9.4, proportionately between each Advance (firstly against the Balloon Instalment relative to that Advance and thereafter the repayment instalments for that Advance specified in Clause 9.1) in inverse order of maturity Provided that the Borrower may, at its option, request that a prepayment made in accordance with Clause 9.4 be applied against one Advance only in which case such prepayment shall be applied firstly against the relevant Balloon Instalment and thereafter against the repayment instalments for such Advance in inverse order of maturity; and

(b)	if made pursuant to Clause 9.8, firstly to fully reduce the Advance which has been used to part-finance the Ship to which the prepayment relates and any balance (of the mandatory prepayment which is required to be made under Clause 9.8) shall be applied to reduce pro-rata the Balloon Instalment and the repayment instalments applicable to the other Advance.

9.10	Currency of Payment. Each repayment or prepayment of the Loan or any part thereof shall be made in the currency in which the Loan or the relevant part thereof was outstanding on the relevant Repayment Date or, as the case may be, the date of prepayment (in such proportions as between the currencies in which the Loan is denominated at the time of the relevant repayment or prepayment as the Tranche or Tranches in the one currency bear to the Tranche or Tranches in the other currency) and on the basis of the Spot Rate of Exchange applicable to the Interest Period expiring on such Repayment Date or date of prepayment or, if not the last day of an Interest Period, applicable to the then current Interest Period.

9.11	Amounts payable on repayment or prepayment. A repayment or prepayment shall be made together with accrued interest (and any other amount payable under Clause 22 or otherwise) in respect of the amount repaid or prepaid and, if the repayment or prepayment is not made on the last day of an applicable Interest Period together with any sums payable under Clause 22.1(b) but without premium or penalty.

9.12	No Reborrowing. No amount prepaid may be reborrowed.

10	CONDITIONS PRECEDENT

10.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to it;

(b)	that, on the Drawdown Date of each Advance but prior to the making of such Advance, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to it;

(c)	that, on the date of this Agreement, the Paying Agent has received payment in full of the arrangement fee referred to in Clause 21.1;

(d)	that each Drawdown Notice contains irrevocable instructions from the Borrower to pay on the Drawdown Date relative to the relevant Advance:

(i)	to the Paying Agent the drawdown fee referred to in Clause 21.1;

(ii)	to the Paying Agent all accrued commitment fee payable pursuant to Clause 21.1 and all expenses referred to in Clause 21.2 which have accrued up to such date; and

(iii)	to the Agent any instalment of the agency fee referred to in Clause 21.1 which is then due and payable;

(e)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance;

(ii)	the representations and warranties in Clause 11 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 6.7 has occurred and is continuing;

(f)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the relevant Drawdown Date.

10.2	Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 10.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 10 Business Days after the relevant Drawdown Date (or such longer period as the Agent, with the authorisation of the Majority Lenders, specifies).

11	REPRESENTATIONS AND WARRANTIES

11.1	General. The Borrower represents and warrants to each Creditor Party as follows.

11.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of Bermuda.

11.3	Share capital and ownership. The Borrower has an authorised share capital of $40,000,000 divided into 40,000,000 shares of $1 each, 16,978,857 of such shares have been issued each fully paid. The Borrower has the option to acquire all of the issued share capital of each Owner.

11.4	Corporate power. The Borrower (or, in the case of paragraph (a), each Owner) has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to own and register the Ship owned by it in its name on the Greek flag;

(b)	to execute the Finance Documents to which the Borrower is a party; and

(c)	to borrow under this Agreement, and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.

11.5	Consents in force. All the consents referred to in Clause 11.4 remain in force and nothing has occurred which makes any of them liable to revocation.

11.6	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

11.7	No third party Security Interests. Without limiting the generality of Clause 11.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

11.8	No conflicts. The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party, will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

11.9	No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

11.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

11.11	Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 12.5.

11.12	No litigation. No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s financial position or profitability.

11.13	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 12.2, 12.4, 12.9 and 12.13.

11.14	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to, the Borrower and its business.

11.15	Validity and completeness of Shipbuilding Contracts. The copy of each Shipbuilding Contract delivered to the Agent before the date of this Agreement is a true and complete copy and:

(a)	each Shipbuilding Contract constitutes valid, binding and enforceable obligations of the Builder and the Owner which is a party thereto respectively in accordance with its terms subject to any relevant insolvency laws affecting creditors’ rights generally; and

(b)	no amendments or additions to either Shipbuilding Contract have been agreed (other than those notified to the Agent prior to the date of this Agreement) nor has either Owner or the Builder waived any of their respective rights under either Shipbuilding Contract.

11.16	ISM Code compliance. All requirements of the ISM Code as they relate to the Borrower, the Approved Manager and each Ship have been, or will, on or prior to the date on which each Ship is delivered to the relevant Owner, be complied with.

12	GENERAL UNDERTAKINGS

12.1	General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld or delayed in the case of Clause 12.3).

12.2	Title; negative pledge and pari passu ranking. The Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in, each Owner, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents;

(b)	not create or permit to arise any Security Interest over any other asset, present or future other than in the normal course of its business of acquiring, financing and operating vessels; and

(c)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

12.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets (including, without limitation, the shares of the Owners), whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent) to receive a payment, including any right to damages or compensation.

For the purposes of this Clause 12.3, a disposal, transfer or lease of assets shall be considered to be substantial if as a result of such disposal, transfer or lease the Market Value Adjusted Total Assets (as that term is defined in Clause 13.6) of the Borrower’s Group is reduced by more than 33.33 per cent.

12.4	No other liabilities or obligations to be incurred. The Borrower will not, and will procure that the Owners will not, incur any liability or obligation except liabilities and obligations:

(a)	under the Finance Documents to which each is a party;

(b)	under the Shipbuilding Contracts;

(c)	incurred in the normal course of its business of operating vessels;

(d)	incurred in the normal course of its business of acquiring and financing vessels.

12.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

12.6	Provision of financial statements. The Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 6 months after the end of each Financial Year of the Borrower, the audited consolidated accounts of the Borrower’s Group; and

(b)	as soon as possible, but in no event later than 2 months after the end of each 6 month period in each Financial Year of the Borrower, unaudited consolidated accounts of the Borrower’s Group certified as to their correctness by an officer of the Borrower.

12.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 12.6 will:

(a)	be prepared in accordance with all applicable laws and USGAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the Borrower’s Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower’s Group.

12.8	Creditor notices. The Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to all of the Borrower’s creditors or to the whole of any class of them.

12.9	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which it is a party; and

(c)	for each Owner to continue to own and operate the Ship owned by it;

and the Borrower will comply (or procure compliance) with the terms of all such consents.

12.10	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in Liberia or Greece or such other jurisdiction which the Lenders may reasonably require, pay any stamp, registration or similar tax in any such country in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

12.11	Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager, either Ship, their Earnings or their Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

12.12	No amendment to Shipbuilding Contracts. The Borrower will ensure that neither Owner shall agree to any amendment or supplement to, or waive or fail to enforce, either Shipbuilding Contract or any of its provisions.

12.13	Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 29.2(a); and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any other country.

12.14	Confirmation of no default. The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an authorised officer of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 12.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if no Advance has been made) Commitments exceeding 10 per cent. of the Total Commitments; and this Clause 12.14 does not affect the Borrower’s obligations under Clause 12.15.

12.15	Notification of default. The Borrower will notify the Agent as soon as it becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will thereafter keep the Agent fully up-to-date with all developments.

12.16	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, the Owners, the Ships, their Earnings or their Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document or a Shipbuilding Contract;

which may be requested by the Agent or the Security Trustee or (through the Agent) by any Lender at any time.

12.17	Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

12.18	Charter Assignment. The Borrower shall ensure that if any Owner enters into a time or bareboat charter in respect of its Ship which is of 6 or more months in duration, or is capable of exceeding 6 months in duration, such Owner shall at the request of the Agent, execute in favour of the Security Trustee a first priority assignment of such charter in such form and on such terms as the Lenders may require, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Part A of Schedule 3 hereof.

13	CORPORATE UNDERTAKINGS

13.1	General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of Bermuda.

13.3	Negative undertakings. The Borrower will not:

(a)	change the nature of its business; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption or return of share capital other than a dividend permitted under Clause 13.3(e); or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length Provided that this shall not prevent or restrict the Borrower from on-lending the Loan to the Owners; or

(d)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or

(e)	declare or pay any Distribution save and except for the payment of dividends in respect of any Financial Year of the Borrower in an amount:

(i)	other than as provided in sub-paragraph (ii) below, not exceeding 50 per cent. of its Net Income for such Financial Year; or

(ii)	which, when aggregated with all dividends declared and/or paid by the Borrower after 1 January 1998, does not exceed 50 per cent. of its accumulated Net Income from 1 January 1998 up to the most recent date as at which any Consolidated Accounts have been delivered or were required to be delivered under this Agreement,

Provided that no such restriction shall apply in respect of dividends declared or paid by the Borrower in the form of ordinary shares or stock in the Borrower or similar instruments.

13.4	Subordination of rights of Borrower. All rights which the Borrower at any time has (whether in respect of the on-lending of the Loan or any other transaction) against either Owner or their respective assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents; and in particular, the Borrower shall not during the Security Period:

(a)	claim, or in a bankruptcy of either Owner prove for, any amount payable to the Borrower by an Owner, whether in respect of the on-lending of the Loan or any other transaction;

(b)	take or enforce any Security Interest for any such amount; or

(c)	claim to set-off any such amount against any amount payable by the Borrower to either Owner.

13.5	Financial Covenants. The Borrower shall ensure that:

(a)	the ratio of Total Liabilities to Market Value Adjusted Total Assets of the Borrower’s Group shall not exceed 0.70; and

(b)	Liquid Assets of the Borrower’s Group shall be not less than the higher of:

(i)	$10,000,000; and

(ii)	50% of Twelve Months’ Debt Service.

13.6	Particular definitions. For the purposes of Clause 13.5, the following expressions shall have the following meanings:

“Balloon Payments” means the amount of any principal instalment of any loan comprised within Financial Indebtedness of the Borrower’s Group which is payable at final maturity to the extent of the excess of such instalment over the highest amount of any other principal instalment of such loan;

“Liquid Assets” means the aggregate of:

(a)	the amount of credit balances on any deposit or current account with a prime international bank (excluding retention moneys required to be maintained by lending institutions);

(b)	the market value of transferable certificates of deposit in a freely convertible currency issued by a prime international bank; and

(c)	the market value of equity securities (if and to the extent that the Agent is satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

in each case owned free of any Security Interest (other than a Security Interest in favour of the Security Trustee) by the Borrower or any of its subsidiaries where:

(A)	the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Agent: and

(B)	the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Agent’s spot rate for the purchase of Dollars with that currency on the relevant calculation date.

“Market Value Adjusted Total Assets” means total assets (excluding cash and cash equivalents) as shown in the latest relevant financial statements of the Borrower’s Group delivered in accordance with Clause 12.6 adjusted to reflect the market value of all vessels owned by the Borrower and its wholly owned subsidiaries, as determined by valuations in accordance with Clause 16.4 as at any relevant date;

“Total Liabilities” means total liabilities less total shareholders’ equity and cash and cash equivalents as shown in the latest relevant financial statements of the Borrower’s Group delivered in accordance with Clause 12.6; and

“Twelve Months’ Debt Service” means the amount of principal and interest in respect of Financial Indebtedness of the Borrower’s Group payable during the consecutive 12 month period immediately following any applicable date of determination of Liquid Assets but shall not include Balloon Payments and, for the purposes of this definition, interest for such 12 month period shall be assumed to be at the floating rate for Dollars as at any applicable dates of determination.

13.7	Compliance Check. Compliance with the undertakings contained in Clause 13.5 shall be determined by reference to the financial statements of the Borrower’s Group for the first semi-annual period of each Financial Year of the Borrower and the audited financial statements of the Borrower’s Group for each Financial Year of the Borrower delivered to the Agent pursuant to this Agreement. Unless and until the Agent otherwise agrees in writing, at the same time as it delivers those financial statements of the Borrower’s

Group, the Borrower shall deliver to the Agent a certificate in a form agreed with the Agent setting out in reasonable detail calculations demonstrating its compliance (or not, as the case may be) with the provisions of Clause 13.5 signed by the chief financial officer of the Borrower.

13.8	Ownership of Owners. The Borrower shall remain the legal holder and direct beneficial owner of the entire issued and allotted share capital of each Owner free from any Security Interest.

14	INSURANCE

14.1	General. The Borrower also undertakes with each Creditor Party to procure that each Owner will comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld in the case of Clauses 14.12 and 14.13).

14.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks;

(d)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Owner to insure and which are specified by the Security Trustee by notice to that Owner.

14.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis being at least the greater of (i) the market value of the Ship owned by it (determined on the basis set out in Clause 16.4) and (ii) together with the other Ship, 125 per cent. of the Loan;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations,

14.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 14.3, the Borrower shall procure that the obligatory insurances shall:

(a)	(except in relation to risks referred to in Clause 14.2(c)) if the Security Trustee so requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made (other than in respect of premiums due in relation to the Ships) without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)	provide that the Security Trustee may make proof of loss if either Owner fails to do so.

14.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:

(a)	at least 14 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Security Trustee of the brokers (or the insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	seek the Security Trustee’s approval to the matters referred to in paragraph (i) which shall be given within 5 Business Days of the Owner’s notice;

(b)	at least 7 days before the expiry of any obligatory insurance effected by it, renew the insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

14.6	Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and with a letter or letters of undertaking in a form approved by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 14.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not (other than in respect of premiums due in relation to the other Ship) set off against any sum recoverable in respect of a claim relating to the Ship owned by that Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

14.7	Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be approved by the Security Trustee;

(c)	where required to be issued under the terms of insurance/indemnity provided by that Owner’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in relation to that Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

14.8	Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

14.9	Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

14.10	Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

14.11	Compliance with terms of insurances. The Borrower shall procure that no Owner shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular that:

(a)	each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 14.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)	each Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

14.12	Alteration to terms of insurances. The Borrower shall procure that no Owner shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

14.13	Settlement of claims. The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or (subject as hereinafter provided) for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances. Provided that the Security Trustee shall not unreasonably withhold or delay its consent to the settlement of a claim by an Owner in respect of a Major Casualty (not constituting a Total Loss).

14.14	Provision of copies of communications. The Borrower shall procure that each Owner shall provide the Security Trustee, at the time of each such communication, copies of all written communications (other than (unless specifically required by the Security Trustee) communications of an entirely routine nature) between that Owner and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters;

which relate directly or indirectly to:

(i)	that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

14.15	Provision of information. In addition, the Borrower shall procure that (after the occurrence of an Event of Default which is continuing) each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 14.16 below or dealing with or considering any matters relating to any such insurances;

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses reasonably incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

14.16	Mortgagee’s interest and additional perils insurances. The Security Trustee shall maintain and renew all or any of the following insurances in such amounts (but not less than 110 per cent. of the Loan), on such terms, conditions, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate:

(a)	a mortgagee’s interest marine insurance providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to either Ship or a liability of either Ship or of either Owner, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)	any act or omission on the part of either Owner, of any operator, charterer, manager or sub-manager of either Ship or of any officer, employee or agent of either Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of either Owner, any other person referred to in paragraph (i) above, or of any officer, employee or agent of either Owner or of such a person, including the casting away or damaging of either Ship and/or either Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing; and

(b)	a mortgagee’s interest additional perils policy providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of either Ship, or the imposition of any Security Interest over either Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy;

and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14.17	Review of insurance requirements. The Security Trustee shall be entitled to review after prior consultation with the Borrower the requirements of this Clause 14 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Security Trustee, significant and capable of affecting the Owners or the Ships and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject).

14.18	Modification of insurance requirements. The Security Trustee shall notify the Borrower and the Owners of any proposed modification under Clause 14.17 to the requirements of this Clause 14 which the Security Trustee reasonably considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower and the Owners as an amendment to this Clause 14 and shall bind the Borrower accordingly.

14.19	Compliance with mortgagee’s instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require any Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Owners implement any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 14.18 and the Borrower shall procure that the Owners comply with any such requirement.

15	SHIP COVENANTS

15.1	General. The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 15 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

15.2	Ship’s name and registration. Each Owner shall keep the Ship owned by it registered in its name as a Greek ship at the port of Piraeus and shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the port of registry of that Ship. A Ship’s name may be changed by the Owner of it but only after prior written notification to the Agent of the proposed name has been given with an undertaking to provide an updated transcript of register (or equivalent document) forthwith upon such change of name being effected.

15.3	Repair and classification. Each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class with a classification society which is a member of the International Association of Classification Societies free of all overdue recommendations and conditions affecting class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered on the Greek flag or to vessels trading to any jurisdiction to which that Ship may trade from time to time including, but not limited to, the ISM Code and the ISM Code Documentation.

15.4	Classification society undertaking. The Borrower shall procure that each Owner shall instruct the classification society of the Ship owned by it to do all or any of the following after the occurrence of an Event of Default or an event which with the lapse of time of the giving of notice will constitute an Event of Default (and procure that the classification society undertakes with the Security Trustee at such time):

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to that Ship;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Owner and that Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from that Owner or any person that that Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Owner’s or that Ship’s membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that that Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if that Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

15.5	Modification. The Borrower shall procure that neither Owner shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on her which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce her value.

15.6	Removal of parts. The Borrower shall procure that neither Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of that Owner and subject to the security constituted by the relevant Mortgage Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

15.7	Surveys. The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

15.8	Inspection. The Borrower shall:

(a)	ensure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times (but in any event without interfering in the ordinary trading of the Ship) to inspect her condition or to satisfy themselves about proposed or executed repairs or to prepare a survey report (at the cost of the Borrower) in respect of such Ship and shall afford all proper facilities for such inspections;

(b)	ensure that each Ship shall, both at the time of the survey referred to in this Clause 15.8 and at all other times throughout the Security Period, be in a good and safe condition and state of repair; and

(c)	ensure that any survey report commissioned under this Clause 15.8 is satisfactory to the Lenders,

Provided that so long as no Event of Default or Potential Event of Default shall have occurred and be continuing the Borrower shall not be obliged to pay any fees and expenses in respect of more than one inspection of each Ship in any calendar year.

15.9	Prevention of and release from arrest. The Borrower shall procure that each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances other than such liens and claims arising in the ordinary course of business (which must in any event be discharged in accordance with best ship management practice);

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, her Earnings or her Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, her Earnings or her Insurances;

and, forthwith upon receiving notice of the arrest of that Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower shall procure that the Owner of that Ship shall procure her release within 5 Business Days of receiving such notice by providing bail or otherwise as the circumstances may require.

15.10	Compliance with laws etc. The Borrower shall procure that each Owner and the Approved Manager shall:

(a)	comply, or procure compliance with, the ISM Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner;

(b)	not employ the Ship owned by it nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including, but not limited to, the ISM Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless, in the case of such a zone where an additional premium would be payable, prior notification in writing to the Security Trustee has been given and that Owner has (at its expense) effected any special, additional or modified insurance cover required by, and also notified to, the Security Trustee.

15.11	Provision of information. The Borrower shall procure that each Owner shall promptly provide the Agent with any information which it requests (which request shall be reasonable prior to the occurrence of an Event of Default which is continuing) regarding:

(a)	the Ship owned by it, her employment, position, engagements and her Insurances;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	that Owner’s compliance, the Approved Manager’s compliance, or the compliance of the Ship owned by it, with the ISM Code;

and, upon the Agent’s request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and, of the ISM Code Documentation.

15.12	Notification of certain events. The Borrower shall procure that each Owner shall immediately notify the Agent by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or her Earnings or her Insurances or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code being made against that Owner and, to the extent that that Owner is aware of such claim, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened the effect of which will or could lead to the ISM Code not being complied with;

and that that Owner shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require of that Owner’s or any other person’s response to any of those events or matters.

15.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that neither Owner shall, in relation to the Ship owned by it, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed with respect to sub-clauses (a) and (b)):

(a)	let the Ship owned by it on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(d)	appoint a manager of the Ship owned by it other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(e)	de-activate or lay up the Ship owned by it; or

(f)	put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed Five hundred thousand Dollars ($500,000) (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings or her Insurances for the cost of such work or otherwise or other arrangements satisfactory to the Security Trustee are made to ensure that no such lien will be exercised.

15.14	Notice of Mortgage. The Borrower shall procure that each Owner shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Owner to the Lenders.

15.15	Sharing of Earnings. The Borrower shall procure that neither Owner shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

16	SECURITY COVER

16.1	Provision of additional security cover; prepayment of Loan. The Borrower undertakes with each Creditor Party that, if the Agent notifies the Borrower that:

(a)	the aggregate of the market values (determined as provided below) of the Ships; plus

(b)	the net realisable value of any additional security (other than security over freely available cash deposits) previously provided under this Clause 16;

is below 125 per cent. of the Loan (less the aggregate of (A) the amount of any freely available cash deposits provided as additional security under this Clause 16 and (B) any amounts standing to the credit of the Retention Account at the relevant time), the Borrower will, within 14 Business Days after the date on which the Agent’s notice is served, either:

(i)	provide, or ensure that a third party provides, additional security acceptable to the Lenders which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which, if it consists of or includes a Security Interest, covers such asset or assets and is documented in such terms as the Agent may, with authorisation from the Majority Lenders, approve or require; or

(ii)	prepay in accordance with Clause 9 such part (at least) of the Loan as will eliminate the shortfall,

Provided that the provisions of this Clause 16.1 shall take effect from either:

(A)	the earlier of (i) the date falling 6 months after the Drawdown Date of the Advance which occurs later in time and (ii) 3 months after the end of the Availability Period in respect of Advance B; or

(B)	if an Event of Default or Potential Event of Default occurs and is continuing prior to the earlier of the dates referred to in (A) above, the date on which such Event of Default or Potential Event of Default occurs.

16.2	Meaning of additional security. In Clause 16.1 “security” means a Security Interest over an asset or assets acceptable to the Lenders (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under the Finance Documents.

16.3	Requirement for additional documents. The Borrower shall not be deemed to have complied with Clause 16.1(i) until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 3 Part A and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

16.4	Valuation of Ship. The market value of a Ship at any date is that shown by a valuation prepared:

(a)	as at a date not more than 14 days previously;

(b)	by an independent sale and purchase shipbroker appointed by the Borrower which the Agent, acting with the authorisation of the Majority Lenders, has approved for the purpose;

(c)	with or without physical inspection of that Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

16.5	Value of additional security. The net realisable value of any additional security which is provided under Clause 16.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 16.4.

16.6	Valuations binding. Any valuation under Clause 16.1(i), 16.4 or 16.5 shall, in the absence of manifest error, be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of a security which does not consist of or include a Security Interest.

16.7	Provision of information. The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 16.4 or 16.5 with any information which the Agent or the shipbroker or expert may reasonably request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

16.8	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 21.2, 21.3 and 22.3, the Borrower shall, on demand, pay the Agent the amount of the reasonable fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all legal and other expenses reasonably incurred by any Creditor Party in connection with any matter arising out of this Clause Provided that so long as no Event of Default or Potential Event of Default shall have occurred and be continuing the Borrower shall not be obliged to pay any such fees and expenses in respect of more than one valuation of each Ship in any calendar year.

16.9	Frequency of Valuations. The Borrower acknowledges and agrees that the Agent may commission valuations of both the Ships at such times as the Majority Lenders shall deem necessary and, in any event, not less often than once during each 12-month period of the Security Period.

17	PAYMENTS AND CALCULATIONS

17.1	Currency and method of payments. All payments to be made:

(a)	by the Lenders to the Paying Agent; or

(b)	by the Borrower to the Paying Agent, the Security Trustee or any Lender;

under a Finance Document shall be made to the Paying Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	if in Dollars, by not later than 11.00 a.m. (New York City time) and if in an Optional Currency, by not later than 11.00 a.m. (in the principal financial centre for that Optional Currency), in each case on the due date;

(ii)	if in Dollars, in same day Dollar funds settled through the New York Clearing House Interbank Payments System and if in an Optional Currency, in immediately available funds (or in each case in such other funds and/or settled in such other manner as the Paying Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement denominated in Dollars or the relevant Optional Currency);

(iii)	in the case of an amount payable by a Lender to the Paying Agent or by the Borrower to the Paying Agent or any Lender, if in Dollars, to the account of the Paying Agent at JPMorgan Chase Bank, New York, (Swift Code CHASUS33) (Account No 001-1-331808 (Reference “Tsakos Energy Navigation Limited”)), if in an Optional Currency to such account of the Paying Agent with such bank as the Agent shall have notified to the Borrower and the other Creditor Parties, or in each case to such other account with such other bank as the Paying Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(iv)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

17.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

17.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

17.4	Currency of Interest Payments. All payments of interest in respect of the Loan or any part thereof shall be made in the currency in which the Loan or the relevant part thereof is outstanding at the relevant time.

17.5	Distribution of payments to Creditor Parties. Subject to Clauses 17.6, 17.7 and 17.8:

(a)	any amount received by the Paying Agent under a Finance Document for distribution or remittance to a Lender, the Agent or the Security Trustee shall be made available by the Paying Agent to that Lender or, as the case may be, the Security Trustee or the Agent by payment, with funds having the same value as the funds received, to such account as the Lender, the Agent or the Security Trustee may have notified to the Paying Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Paying Agent to each Lender pro rata to the amount in that category which is due to it.

17.6	Permitted deductions by Paying Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Paying Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Paying Agent from that Lender under any Finance Document or any sum which the Paying Agent is then entitled under any Finance Document to require that Lender to pay on demand.

17.7	Paying Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Paying Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Paying Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Paying Agent has satisfied itself that it has received that sum.

17.8	Refund to Paying Agent of monies not received. If and to the extent that the Paying Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Paying Agent; and

(b)	pay to the Paying Agent the amount (as certified by the Paying Agent) which will indemnify the Paying Agent against any funding or other loss, liability or expense incurred by the Paying Agent as a result of making the sum available before receiving it.

17.9	Paying Agent may assume receipt. Clause 17.8 shall not affect any claim which the Paying Agent has under the law of restitution, and applies irrespective of whether the Paying Agent had any form of notice that it had not received the sum which it made available (except an express notice from a Lender that it will not fund its Contribution).

17.10	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

17.11	Paying Agent’s memorandum account. The Paying Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Paying Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

17.12	Accounts prima facie evidence. If any accounts maintained under Clauses 17.10 and 17.11 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

18	APPLICATION OF RECEIPTS

18.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (or any of them) in such order of application and/or such proportions as the Agent, acting with the authorisation of the Majority Lenders, may specify by notice to the Borrower, the Security Parties and the other Creditor Parties;

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 18.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

18.2	Variation of order of application. The Agent may (following the occurrence of an Event of Default or a Potential Event of Default which is continuing), with the authorisation of all the Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 18.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

18.3	Notice of variation of order of application. The Agent may give notices under Clause 18.2 from time to time in respect of sums which may be received or recovered in the future.

18.4	Appropriation rights overridden. This Clause 18 and any notice which the Agent gives under Clause 18.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

19	APPLICATION OF EARNINGS

19.1	Payment of Earnings. The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments), all the Earnings of each Ship are paid to the Earnings Account relative to such Ship.

19.2	Monthly retentions. The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period commencing on the date falling one month after the first Drawdown Date and on the same day in each subsequent month, there is transferred to the Retention Account out of the Earnings received in the Earnings Accounts during the preceding calendar month:

(a)	one-sixth of the Original Dollar Amount of the repayment instalment or, as the case may be, the aggregate amount of the repayment instalments falling due under Clause 9 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate Original Dollar Amount of interest on the Loan which is payable on the next due date for payment of interest under this Agreement.

The “relevant fraction” is, in respect of each Tranche, a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period applicable to such Tranche (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next date for payment of interest under this Agreement).

19.3	Shortfall in Earnings. If the aggregate Earnings received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 19.2, the Borrower shall on demand from the Paying Agent make up the amount of the insufficiency by payment in Dollars to the Retention Account; but, without thereby prejudicing the Paying Agent’s right to make such demand at any time, the Paying Agent may, if so authorised by the Majority Lenders, permit the Borrower to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 19.2 from the Earnings received in the next or subsequent months.

19.4	Application of retentions. Until an Event of Default or a Potential Event of Default occurs, the Paying Agent shall on each Repayment Date and on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 17.4 so much of the then balance on the Retention Account as equals:

(a)	the repayment instalment due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date;

in discharge of the Borrower’s liability for that repayment instalment or that interest. If, on such Repayment Date or date for payment of interest, the Loan is outstanding in an Optional Currency, the Paying Agent shall apply the relevant part of the balance on the Retention Account in purchasing the due amount of the relevant Optional Currency and shall distribute the same to the Lenders in accordance with the foregoing provisions of this Clause 19.4.

19.5	Interest accrued on Retention Account. Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Paying Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Paying Agent likely to remain on the Retention Account.

19.6	Release of accrued interest. Interest accruing under Clause 19.5 shall be released to the Borrower on each Repayment Date unless an Event of Default or a Potential Event of Default has occurred or the then credit balance on the Retention Account is less than what would have been the balance had the full amount required by Clause 19.2 (and Clause 19.3, if applicable) been transferred in that and each previous month.

19.7	Location of accounts. The Borrower shall, and shall ensure each Owner shall, promptly:

(a)	comply with any requirement of the Paying Agent as to the location or re-location of the Earnings Accounts and the Retention Account (or any of them);

(b)	execute any documents which the Paying Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts and the Retention Account.

19.8	Debits for expenses etc. The Paying Agent shall be entitled (but not obliged) from time to time to debit either Earnings Account without prior notice in order to discharge any amount due and payable under Clause 21 or 22 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 21 or 22.

19.9	Borrower’s obligations unaffected. The provisions of this Clause 19 (as distinct from a distribution effected under Clause 19.4) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

20	EVENTS OF DEFAULT

20.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document, save that such failure shall not constitute an Event of Default if (i) such failure is due to a bank payment transmission error and (ii) the Borrower or relevant Security Party remedies such failure within 2 Business Days of notice from the Agent; or

(b)	any breach occurs of Clause 10.2, 12.2, 12.3, 12.4, 13.2, 13.3, 13.4, 13.5, 14.2, 16.1, 19.1 or 19.2; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) unless, in the opinion of the Majority Lenders, such default is capable of remedy, and such default is remedied within 14 Business Days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach (which the Security Trustee considers, in its discretion, to be material) by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement (which the Security Trustee considers, in its discretion, to be material) made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person exceeding $200,000 (or the equivalent in any other currency) in aggregate:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject of any form of execution, attachment, sequestration or distress in respect of a sum of, or sums aggregating, $100,000 (or $500,000 in the case of the Borrower) or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or an Owner which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless, in the case of an involuntary petition, the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi); or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Majority Lenders, is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any consent necessary to enable either Owner to own, operate or charter the Ship owned by it or to enable the Borrower, either Owner or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or a Shipbuilding Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	without the prior written consent of the Agent (given with the authorisation of all the Lenders), any party (or parties acting in concert) acquires beneficial ownership or control of the voting rights of a higher percentage of the issued share capital of the Borrower than that owned or controlled at that time by members of the Tsakos family (either directly and/or through companies beneficially owned by the Tsakos family and/or trusts or foundations of which the Tsakos family are beneficiaries); or

(l)	it appears to the Majority Lenders that, without their prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in any Owner or a majority of the shares in the Approved Manager or in the ultimate control of the voting rights attaching to any of those shares; or

(m)	the Borrower’s shares cease to be quoted on the New York Stock Exchange and/or the Oslo Stock Exchange or members of the Tsakos family (either directly and/or through companies beneficially owned by the Tsakos family and/or trusts or foundations of which the Tsakos family are beneficiaries) own and control less than 20 per cent. of the issued share capital of the Borrower; or

(n)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(o)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Borrower or either Owner; or

(ii)	any accident or other event involving either Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Majority Lenders consider that there is a material risk that the Borrower or either Owner is, or will later become, unable to discharge its or their liabilities under the Finance Documents as they fall due.

20.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

20.3	Termination of Commitments. On the service of a notice under paragraph (a)(i) of Clause 20.2, the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

20.4	Acceleration of Loan. On the service of a notice under paragraph (a)(ii) of Clause 20.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

20.5	Multiple notices; action without notice. The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 20.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

20.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 20.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

20.7	Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

20.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

20.9	Relevant Persons. In this Clause 20 a “Relevant Person” means the Borrower, a Security Party and any company which is a subsidiary of the Borrower or a Security Party or of which a Security Party is a subsidiary but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

20.10	Interpretation. In Clause 20.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 20.1(g) “petition” includes an application.

21	FEES AND EXPENSES

21.1	Arrangement, drawdown commitment and agency fees. The Borrower shall pay to:

(a)	the Paying Agent on the date of this Agreement, an arrangement/underwriting fee of an amount previously agreed in writing between the Arrangers and the Borrower for distribution among the Lenders and the Arrangers in the proportions agreed;

(b)	the Paying Agent on each Drawdown Date, a drawdown fee of an amount previously agreed in writing between the Arrangers and the Borrower for distribution among the Lenders in the proportions agreed;

(c)	the Paying Agent quarterly in arrears (and on termination of the Total Commitments) during the period from 2 September 2002 for the account of the Lenders, a commitment fee at the rate of 0.32 per cent. per annum on the amount of the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their Commitments; and

(d)	the Agent on 2 December 2002 and every 3 months thereafter during the Security Period, an agency fee of an amount previously agreed in writing between the Agent and the Borrower, such agency fee to be payable to the Agent in arrears for its own account.

21.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Paying Agent on its demand the amount of all expenses reasonably incurred by the Agent, the Lenders, the Paying Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

21.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Paying Agent, on the Paying Agent’s demand, the amount of all expenses (which, in the case of (a), (b) and (c) below shall be reasonably incurred) by a Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 16 or any other matter relating to such security; or

(d)	any step taken by the Lender concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

21.4	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

21.5	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due save in the case of manifest error.

22	INDEMNITIES

22.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent, the Paying Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period applicable to it or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 8);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 20;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

22.2	Breakage costs. Without limiting its generality, Clause 22.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one Provided that the Lender concerned shall take all reasonable steps to minimise losses arising under this paragraph (b).

22.3	Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the Creditor Party concerned, in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Creditor Party concerned or by any receiver appointed under a Finance Document;

(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the officers or employees of the Creditor Party concerned.

22.4	Extension of indemnities; environmental indemnity. Without prejudice to its generality, Clause 22.3 covers:

(a)	any matter which would be covered by Clause 21.3 if any of the references in that Clause to a Lender were a reference to the Agent, the Paying Agent or (as the case may be) to the Security Trustee; and

(b)	any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment.

22.5	Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 22.5 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 22.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgement or order relating to those other liabilities.

22.6	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22.7	Sums deemed due to a Lender. For the purposes of this Clause 22, a sum payable by the Borrower to the Agent, the Paying Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender save in the case of manifest error.

23	NO SET-OFF OR TAX DEDUCTION

23.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

23.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

23.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

23.4	Exclusion of tax on overall net income. In this Clause 23 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

23.5	Tax Credits. If any Creditor Party receives for its own account a repayment, benefit or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 23.2, it shall pay to the Borrower a sum equal to the proportion of the repayment, benefit or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment but:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment, benefit or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 23.5 shall oblige the Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 23.5 shall oblige the Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by the Creditor Party under or in connection with this Clause 23.5 shall be conclusive and binding on the Borrower.

24	ILLEGALITY, ETC

24.1	Illegality. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, a regulation;

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

24.2	Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 24.1 which the Agent receives from the Notifying Lender.

24.3	Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 24.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 24.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 9 (other than Clause 9.6).

25	INCREASED COSTS

25.1	Increased costs. This Clause 25 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law, or a regulation or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Lender’s overall net income); or

(b)	the effect of complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement (including, without limitation, the implementation of any regulations which may replace those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1998 and entitled “International Convergence of Capital Measurement and Capital Structures”)) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say,:

(i)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(iii)	an additional or increased cost of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 22.1 or by Clause 23.

For the purposes of this Clause 25.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

25.2	Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 25.1.

25.3	Payment of increased costs. The Borrower shall pay to the Paying Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

25.4	Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 25.3, the Borrower may give the Agent not less than 3 Business Days’ notice of its intention to prepay the Notifying Lender’s Contribution.

25.5	Prepayment; termination of Commitment. A notice under Clause 25.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin (but subject to Clause 22.1).

25.6	Application of prepayment. Clause 9 shall apply in relation to the prepayment.

26	SET-OFF

26.1	Application of credit balances. Each Creditor Party may without prior notice but following the occurrence of an Event of Default which is continuing:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and/or

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

26.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 26.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

26.3	Sums deemed due to a Lender. For the purposes of this Clause 26, a sum payable by the Borrower to the Paying Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

27	TRANSFERS AND CHANGES IN LENDING OFFICES

27.1	Transfer by Borrower. The Borrower may not, without the prior consent of the Agent, given with the authorisation of all the Lenders:

(a)	transfer any of its rights or obligations under any Finance Document; or

(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

27.2	Transfer by a Lender. Subject to Clause 27.4, a Lender (the “Transferor Lender”) may, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b);

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender. Notwithstanding the foregoing, no consent of, or consultation with, the Borrower will be required at any time in respect of any transfer to another Lender or to any person after the occurrence of an Event of Default which is continuing.

Any rights and obligations of the Transferor Lender in its capacity as Agent, the Paying Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

27.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Paying Agent, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b).

27.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Agent under Clause 27.3 on or before that date.

27.5	No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent, the Paying Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

27.6	Lender re-organisation; waiver of Transfer Certificate. If a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

27.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with a Contribution and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Paying Agent, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the Transferor Lender;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 6.7 and Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

27.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender and the effective date (in accordance with Clause 27.4) of each Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

27.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

27.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Paying Agent, the Security Trustee and each Lender irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

27.11	Registration fee. In respect of any Transfer Certificate, the Paying Agent shall, following its request and at its option, be entitled to recover a registration fee of $1,000 from the Transferor Lender or (at the Paying Agent’s option) the Transferee Lender.

27.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent, the Paying Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent, the Paying Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

27.13	Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance

Document, unless the information is clearly of a confidential nature or the Borrower otherwise agrees.

27.14	Change of lending office. A Lender may change its lending office and/or its booking office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

27.15	Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office or through the booking office of which the Agent last had notice.

28	VARIATIONS AND WAIVERS

28.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 28.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Borrower, by the Agent on behalf and with the consent of the Majority Lenders, by the Agent, the Paying Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

28.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 28.1 applies as if the words “by the Agent on behalf and with the consent of the Majority Lenders” were replaced by the words “by or on behalf and with the consent of every Lender”:

(a)	a change in the definition of the Margin or in the definition of LIBOR or EURIBOR;

(b)	a change to the date for, or the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment;

(d)	an extension of the Availability Period;

(e)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)	a change in the Approved Manager or the terms and conditions of management of either Ship;

(g)	a change to the preamble or to Clause 2, 3, 4, 6.1, 9.1, 12, 13.4, 16, 18, 19, 20 or 31;

(h)	a change to this Clause 28;

(i)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(j)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

28.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 28.1 and 28.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

29	NOTICES

29.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

29.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	Macedonia House
367 Syngrou Avenue
175 64 P. Faliro
Athens
Greece

Fax No: + (30 210) 948 0710

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent:	c/o Aegean Baltic Bank S.A. 28 Diligianni Street 145 62 Kifissia Greece

Fax No: + (30 210) 623 4192/3

(c)	to the Paying Agent and the Security Trustee:	Martensdamm 6
24103 Kiel
Germany

Fax No: + (49) 431 900 1130

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent, the Paying Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.

29.3	Effective date of notices. Subject to Clauses 29.4 and 29.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

29.4	Service outside business hours. However, if under Clause 29.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 29.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

29.5	Illegible notices. Clauses 29.3 and 29.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

29.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

29.7	English language. Any notice under or in connection with a Finance Document shall be in English.

29.8	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts. A Finance Document may be executed in any number of counterparts.

30.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

31	LAW AND JURISDICTION

31.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction. Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

31.4	Process agent. The Borrower irrevocably appoints HFW Nominees Limited at its registered office for the time being, presently at Marlow House, Lloyds Avenue, London EC3N 3AL, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

31.5	Creditor Party rights unaffected. Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of “proceedings”. In this Clause 31, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender and Lending Office	Commitment (US Dollars)

Landesbank Schleswig-Holstein Girozentrale Martensdamm 6 24103 Kiel Germany Fax No: + (49) 431 900 1130	54,450,000
Aegean Baltic Bank S.A. 28 Diligianni Street 145 62 Kifissia Greece Fax No: + (30 210) 623 4192/3	550,000

SCHEDULE 2

DRAWDOWN NOTICE

To:	Aegean Baltic Bank S.A. 28 Diligianni Street 145 62 Kifissia Greece

[ ] 2003

Attention: Loans Administration

DRAWDOWN NOTICE

1.	We refer to the loan agreement dated January 2003 (the “Loan Agreement”) and made between ourselves, as Borrower, the Lenders referred to therein, yourselves as Agent and Landesbank Schleswig-Holstein Girozentrale as Paying Agent and Security Trustee in connection with a facility of US$55,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2.	We request to borrow an Advance as follows:

(a)	Amount: US$27,500,000;

[(b)	The Advance is to be divided into 2 Tranches of $[ ] and $[ ] in [Optional Currency];]

(b)	Drawdown Date: [ ] 2003;

(c)	Duration of the first Interest Period shall be [ ] months; and

(d)	Payment instructions : account in the name of [ ] and numbered [ ] with [ ] of [ ].

3.	We represent and warrant that:

(a)	the representations and warranties in Clause 11 of the Loan Agreement and in the other Finance Documents would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Advance.

4.	This notice cannot be revoked without the prior consent of the Majority Lenders.

5.	We authorise you to deduct from the Advance the amount of [the drawdown fee referred to in Clause 21.1(b)], [all accrued commitment fee payable pursuant to Clause 21.1(c)] [and] [the [•] instalment of the agency fee referred to in Clause 21.1(d)].

[Name of Signatory]

---------------------------------------

for and on behalf of

Tsakos Energy Navigation Limited

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 10.1(a) required before service of the first Drawdown Notice.

1	A duly executed original of:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Guarantee of the Owner of the first Ship to be financed under this Agreement;

(d)	the Retention Account Pledge; and

(e)	the Earnings Account Pledge in respect of the Earnings Account for the first Ship to be financed under this Agreement.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower, each Security Party and the Approved Manager.

3	Copies of resolutions of directors of the Borrower and each Security Party authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or a Security Party.

5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.

6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts and the Retention Account.

7	A certified copy of each Shipbuilding Contract.

8	Documentary evidence that the agent for service of process named in Clause 31.4 has accepted its appointment.

9	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents, referred to in Clause 9.1(b) required before the Drawdown Date of either Advance:

1	Evidence satisfactory to the Agent and its legal advisers that the Borrower is the owner of the whole of the issued share capital of the Owner whose Ship is to be part-financed by the relevant Advance.

2	Evidence, satisfactory to the Agent, that arrangements have been made with the Builder (and the Builder’s bank) to protect the Lenders’ right to repayment of the relevant Advance between the relevant Drawdown Date and the date of delivery of the relevant Ship under the relevant Shipbuilding Contract.

3	A duly executed original of the Mortgage and the General Assignment relating to the relevant Ship and, if the relevant Ship is insured through Argosy, a duly executed original of the Reinsurances Assignment relative to that Ship (and of each document required to be delivered by each of them) (or, in the case of the Mortgage, evidence satisfactory to the Agent that the Mortgage will be executed simultaneously with the delivery of the relevant Ship pursuant to the relevant Shipbuilding Contract).

4	On or before the Drawdown Date of the second Advance, a duly executed original of the Guarantee of the Owner whose Ship is being part-financed by that Advance and the Earnings Account Pledge in respect of the Earnings Account for that Ship.

5	Documentary evidence that on the delivery of the relevant Ship to the Owner thereof pursuant to the relevant Shipbuilding Contract:

(a)	such Ship will have been unconditionally delivered by the Builder to, and accepted by, the Owner thereof under the Shipbuilding Contract, and the full purchase price payable under the Shipbuilding Contract will have been duly paid;

(b)	such Ship will be definitively and permanently registered in the name of the Owner thereof under Greek flag at the Port of Piraeus;

(c)	such Ship will be in the absolute and unencumbered ownership of the Owner thereof save as contemplated by the Finance Documents;

(d)	such Ship will maintain the highest class with a classification society which is a member of the International Association of Classification Societies free of all overdue recommendations and conditions of such classification society affecting class;

(e)	the Mortgage will be duly registered against such Ship as a valid first preferred Greek ship mortgage in accordance with the laws of Greece; and

(f)	such Ship will be insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

6	Documents establishing that the relevant Ship will, as from the relevant Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with a letter of undertaking executed by the Approved Manager in favour of the Security Trustee in the terms required by the Agent agreeing certain matters in relation to the management of such Ship and subordinating the rights of the Approved Manager against such Ship and the Owner of it (to the extent they exceed $200,000 in aggregate) to the rights of the Creditor Parties under the Finance Documents.

7	Copies of the document of compliance and the safety management certificate issued pursuant to the ISM Code in relation to the relevant Ship.

8	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Bermuda, Greece and Panama and such other relevant jurisdictions as the Agent may require.

9	At the cost of the Borrower, a favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the relevant Ship as the Agent may require.

10	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

Each of the documents specified in paragraphs 2, 3, 5 and 7 of Part A above and paragraph 7 of Part B above and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director, officer or the secretary of the Borrower.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	AEGEAN BALTIC BANK S.A. for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, and each Lender, as defined in the Loan Agreement referred to below.

[            ], 20[    ]

1	This Certificate relates to a Loan Agreement (as from time to time supplemented or amended, the “Agreement”) dated [•] January 2003 and made between (1) Tsakos Energy Navigation Limited (the “Borrower”), (2) the banks and financial institutions listed in Schedule 1 as Lenders, (3) Landesbank Schleswig-Holstein Girozentrale and Aegean Baltic Bank S.A. as Arrangers, (4) Aegean Baltic Bank S.A. as Agent and (5) Landesbank Schleswig-Holstein Girozentrale as Paying Agent and Security Trustee for a loan facility of $55,000,000.

2	In this Certificate, terms defined in the Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and in addition:

“Relevant Parties” means the Agent, the Arrangers, the Borrower, each Security Party, the Security Trustee, the Paying Agent and each Lender;

“Transferor” means [full name] of [lending office];

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [•], provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely and without recourse all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [•] per cent. of its Contribution, which amounts to $[•].

5	By virtue of this Certificate and Clause 27 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment, which percentage represents $[•]].

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 27 of the Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 27 of the Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party:

(i)	that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Agreement and of each other Finance Document;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, the Paying Agent, any of the Arrangers or any Lender in the event that:

(i)	any Finance Document proves to be invalid or ineffective;

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any Finance Document; or

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, the Arrangers, the Paying Agent, or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party:

(i)	that it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12	This Certificate shall be governed by, and construed in accordance with, English law.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Telex:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

NOTE:	THIS TRANSFER CERTIFICATE ALONE MAY NOT BE SUFFICIENT TO TRANSFER A PROPORTIONATE SHARE OF THE TRANSFEROR’S INTEREST IN THE SECURITY CONSTITUTED BY THE FINANCE DOCUMENTS IN THE TRANSFEROR’S OR TRANSFEREE’S JURISDICTION OR IN THE JURISDICTION OF THE LAW WHICH GOVERNS A PARTICULAR SECURITY INTEREST. IT IS THE RESPONSIBILITY OF EACH LENDER TO ASCERTAIN WHETHER ANY OTHER DOCUMENTS ARE REQUIRED FOR THIS PURPOSE.

EXECUTION PAGE

THE BORROWER

SIGNED by	)
for and on behalf of	) /s/ E. D. Pavlidis
TSAKOS ENERGY NAVIGATION	)
LIMITED	)

THE LENDERS

SIGNED by	)
for and on behalf of	) /s/ Th. Afthonidis
AEGEAN BALTIC BANK S.A.	)

SIGNED by	)
for and on behalf of	) /s/ K. Xadjipanayiotis
LANDESBANK SCHLESWIG-)
HOLSTEIN GIROZENTRALE	)

THE PAYING AGENT AND THE SECURITY TRUSTEE

SIGNED by	)
for and on behalf of	) /s/ Jeremy Watson
LANDESBANK SCHLESWIG-)
HOLSTEIN GIROZENTRALE	)

THE ARRANGERS

SIGNED by	)
for and on behalf of	)
AEGEAN BALTIC BANK S.A.	)

SIGNED by	)
for and on behalf of	)
LANDESBANK SCHLESWIG-)
HOLSTEIN GIROZENTRALE	)

THE AGENT

SIGNED by	)
for and on behalf of	)
AEGEAN BALTIC BANK S.A.	)

Witness to the above	)
signatures:	)

Name:

Address: